Exhibit 99.1

This Document Constitutes Part of a Prospectus Covering Securities That Have
Been Registered Under the Securities Act of 1933

December 3, 2014

_________________________

CytoSorbents Corporation
2014 Long-Term Incentive Plan

_________________________

This Prospectus covers shares of common stock, par value $0.001 per share (“Shares”) of CytoSorbents Corporation, a Nevada corporation, that may be offered, sold, or issued under the CytoSorbents Corporation 2014 Long-Term Incentive Plan (the “Plan”). As used in this Prospectus, the terms “we,” “us,” “our,” and “Company” all refer to CytoSorbents Corporation and its subsidiaries, unless otherwise indicated.

This Prospectus describes the principal features of the Plan in general terms. Your award agreement describes the specific terms and conditions of your award granted under the Plan and incorporates the terms of the Plan into it. You may request a copy of the complete text of the Plan and additional information about the Plan and its administrators by contacting the Company’s Secretary at CytoSorbents Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852 or by telephone at (732) 329-8885. You also may request copies of the other documents that make up a part of this Prospectus (described more fully at the end of this document), as well as all reports, proxy statements and other communications distributed to our security holders generally.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this Prospectus. This Prospectus is not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where making such offer or solicitation is unlawful. The information in this Prospectus is ensured to be accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of securities.

This Prospectus covers securities that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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HISTORY AND PURPOSE OF THE PLAN	1
When did the Plan become effective?	1
What is the purpose of the Plan?	1
ELIGIBILITY AND PARTICIPATION	1
What does it mean to be a Plan participant?	1
Who is eligible to participate in the Plan?	1
What entities are considered to be subsidiaries of CytoSorbents Corporation for eligibility purposes?	1
Who determines who will be a Plan participant?	1
AWARDS	2
AWARD INFORMATION	2
Where do I find the terms of my Award?	2
Do I need to do anything when I receive an Award?	2
What does it mean to accept an Award?	2
TYPES OF AWARDS AND AWARD LIMITS	2
What types of Awards may be granted under the Plan?	2
How many Awards may be granted under the Plan?	3
What is the source of Shares that may be delivered to me under my Awards?	3
Is there a limit on the number of Awards that I may receive under the Plan?	3
Are the terms of all Awards the same globally?	4
STOCK OPTION INFORMATION	4
What is a stock option?	4
What types of stock options may be granted under the Plan?	4
How is the purchase price under my stock option determined?	5
If the value of the Shares declines after my stock options have been granted, will the Company adjust or re-price my stock options?	5
When may I exercise my stock option?	5
Do I have to exercise all of my stock options when they first become vested and exercisable?	6
How do I exercise my stock option?	6
How do I pay the purchase price for the Shares under my stock option?	6
Does tax withholding apply to my stock options?	6
Are my stock options transferable?	6
RESTRICTED STOCK AWARD INFORMATION	7
What is a restricted stock award?	7

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Do I have to pay anything to receive my Shares under my restricted stock award?	7
When does the risk of forfeiture under my restricted stock award lapse?	7
What happens if I terminate my employment or other service relationship with the Company before my Shares of restricted stock become vested and nonforfeitable?	7
What happens when the risk of forfeiture on my Shares of restricted stock lapses?	7
Does tax withholding apply to my restricted stock award?	8
What is a Section 83(b) election?	8
RESTRICTED STOCK UNIT INFORMATION	8
What is a restricted stock unit?	8
Do I have to pay anything to receive my Shares under my restricted stock units?	9
When do my restricted stock units become vested?	9
What happens if I terminate my employment or other service relationship with the Company before my restricted stock units become vested?	9
What happens when my restricted stock units become vested?	9
Will I receive cash dividends on my restricted stock units?	9
Does tax withholding apply to my restricted stock units?	10
Are my restricted stock units transferable?	10
TAX ASPECTS OF AWARDS	10
TAX ASPECTS OF STOCK OPTIONS	11
Do I recognize income when an NSO is granted?	11
Do I recognize income when I exercise an NSO?	11
Do I recognize income when I sell Shares acquired by exercising NSOs?	11
What are the tax consequences for the Company of NSOs?	11
What do I need to know to realize the tax benefits of an ISO?	11
Do I recognize income when the Company grants me an ISO?	12
Do I recognize income when I exercise an ISO?	12
Do I recognize income when I sell Shares acquired by exercising ISOs?	12
What are the tax consequences for the Company of an ISO?	13
TENDERING SHARES AS PAYMENT FOR PURCHASE PRICE	13
What are the tax consequences of tendering Shares as payment to exercise a stock option?	13
What are the tax consequences of a broker-assisted cashless exercise of stock options?	14
What are the tax consequences of a net share settlement exercise of stock options?	14
ALTERNATIVE MINIMUM TAX	14

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What is the alternative minimum tax (“AMT”) and how does it work?	14
TAX ASPECTS OF RESTRICTED STOCK AWARDS	15
What are the tax consequences of my restricted stock award?	15
What are the tax consequences for the Company of restricted stock awards?	16
TAX ASPECTS OF RESTRICTED STOCK UNITS	16
What are the tax consequences of my restricted stock units?	16
What are the tax consequences for the Company of restricted stock units?	16
ESTATE AND GIFT TAX	16
What are the income, estate, and gift tax consequences of transferring an NSO?	16
MISCELLANEOUS TAX AND ERISA PROVISIONS	17
What are the ordinary income tax rates?	17
What is the net investment income tax?	17
What are the capital gains tax rates?	18
Is the Plan subject to ERISA?	18
Is the Plan governed by Section 401(a) of the Code?	18
Are Awards subject to the tax rules regarding nonqualified deferred compensation?	18
CHANGES IN TAX LAWS	18
PLAN ADMINiSTRATION	19
Who administers the Plan?	19
What powers does the Administrator have under the Plan?	19
Is additional delegation of administrative authority permitted?	20
Do the determinations made by the Administrator have to be made uniformly with respect to all Award recipients?	20
What is the scope and effect of the Administrator’s decision making authority?	21
ADJUSTMENTS FOR CORPORATE TRANSACTIONS AND OTHER EVENTS	21
What mandatory adjustments will be made to the Plan and outstanding Awards upon extraordinary corporate events?	21
What discretionary adjustments may be made to outstanding awards upon extraordinary corporate events?	21
May the performance goals under my Award be adjusted for extraordinary events?	22
What happens to my Award if CytoSorbents Corporation dissolves or liquidates?	22
What is a change in control of CytoSorbents Corporation?	22
What happens to my Award if there is a change in control of CytoSorbents Corporation?	23
OTHER INFORMATION CONCERNING THE PLAN AND AWARDS	24

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Under which laws will my Award Agreement be interpreted?	24
Is my Award subject to recoupment?	24
Is my Award subject to forfeiture?	24
May my Award be amended?	24
How do securities laws and stock exchange rules affect my Award?	24
Does receiving an Award ensure that my employment with the Company will continue until my Award vests?	25
If I have been granted an Award, am I likely to be granted additional Awards in the future?	25
How does my Award affect my other compensation and benefits from the Company?	25
What is the duration of the Plan?	26
May the Plan be amended, altered or discontinued?	26
RESTRICTIONS ON RESALE	26
Are there restrictions on reselling Shares acquired under the Plan?	26
Are there risks of liability when transacting in Shares acquired under the Plan?	27
MATTERS INCORPORATED BY REFERENCE	27
What information is incorporated into this Prospectus by reference?	27
How may I get hard copies of the information that is incorporated into this Prospectus by reference?	28
ADDITIONAL INFORMATION	28
Where can I get additional information on CytoSorbents Corporation?	28
How may I get hard copies of documents about CytoSorbents Corporation, the Plan or my Awards that have been made available to me electronically?	28

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HISTORY AND PURPOSE OF THE PLAN

When did the Plan become effective?

The Plan became effective on October 20, 2014.

What is the purpose of the Plan?

The Plan is designed to: (a) promote the long-term financial interests and growth of the Company by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business; (b) motivate management personnel by means of growth-related incentives to achieve long-range goals; and (c) further the alignment of interests of participants with those of the stockholders of CytoSorbents Corporation through opportunities for increased stock or stock-based ownership in CytoSorbents Corporation. Toward these objectives, we may grant stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards (which are collectively referred to in this Prospectus as “Awards”) to eligible individuals.

ELIGIBILITY AND PARTICIPATION

What does it mean to be a Plan participant?

You are a Plan participant if you have been granted an Award under the Plan.

Who is eligible to participate in the Plan?

Participation in the Plan generally is limited to officers and employees of, and other individuals, including non-employee directors, who are natural persons providing bona fide services to or for, the Company, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. We may extend participation to prospective officers, employees and service providers who have accepted offers of employment or other service relationship from us but any Awards that they receive may not become vested or exercisable, and no Shares may be issued to any such individual, prior to the date the individual first commences performance of services with us.

What entities are considered to be subsidiaries of CytoSorbents Corporation for eligibility purposes?

A subsidiary of CytoSorbents Corporation is any corporation or other entity in an unbroken chain of corporations or other entities beginning with CytoSorbents Corporation if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity.

Who determines who will be a Plan participant?

Participants are selected from time to time by the Plan’s Administrator (as defined in the “Plan Administration” section of this Prospectus.

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AWARDS

Award Information

Shortly after you are granted an Award under the Plan, you will receive, either electronically or in hard copy, an Award Agreement. The Award Agreement identifies the type of Award granted, the number of Shares to which the Award pertains, the vesting schedule or other conditions of vesting, and, if applicable, the exercise or purchase price and expiration date.

Where do I find the terms of my Award?

The terms of your Award are set forth in your Award Agreement and in the Plan. You should read and become familiar with your Award Agreement. The Plan sets forth terms and conditions that apply generally to all Awards granted under the Plan and those terms are incorporated into your Award Agreement by reference.

You may receive a copy of the Plan, this prospectus and your Award Agreement by contacting the Company’s Secretary at CytoSorbents Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852 or by telephone at (732) 329-8885.

Do I need to do anything when I receive an Award?

Your Award does not become effective until you accept it. If you do not accept your Award by the deadline specified in your Award Agreement, we may cancel your Award.

To accept your Award, you should return a signed copy to the Company’s Secretary at CytoSorbents Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852 or follow the instructions provided to you by the Company for accepting your Award Agreement electronically.

What does it mean to accept an Award?

When you accept an Award online or by written signature, you acknowledge that you have been provided, have read and agree to be bound by the terms of the Award Agreement under which the Award has been made and the Prospectus for the Plan. You also consent to the electronic delivery, via email, posting on the Company’s intranet, or the Web site of any third party vendor that provides stock plan administrative services to the Company, of the Award Agreement and all future notices or other information with respect to the Award, the Plan, and the Shares.

Even though accepting an Award includes consenting to electronic delivery of future documents, we want you to know that you may receive from us, at no cost to you, a paper copy of any electronically delivered documents by contacting the Company’s Secretary at CytoSorbents Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852 or by telephone at (732) 329-8885.

Types of Awards and award limits

What types of Awards may be granted under the Plan?

We may grant under the Plan to eligible individuals stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards. When granting these Awards, we may designate some of them as “Qualified Performance-Based Awards.” Specific procedural rules apply to Qualified Performance-Based Awards in order to enable the Company to be entitled to a tax deduction for the compensation that the Award recipient recognizes under the Award. Information about the most common types of Awards the Company may grant are described in this Prospectus.

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How many Awards may be granted under the Plan?

The number of Awards that may be granted under the Plan is limited 4,700,000 Shares (the “Share Pool”). This Share Pool amount is adjusted in the following manner to determine how many new Awards may be granted at any given time.

➢	The Share Pool is reduced, on the date of grant, by one Share for each Share made subject to an Award granted under the Plan;

➢	The Share Pool is increased, on the relevant date, by the number of unissued Shares underlying or used as a reference measure for any Award or portion of an Award that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of Shares, and by the number of Shares used as a reference measure for any Award that are not issued upon settlement of such Award either due to a net settlement or otherwise;

➢	The Share Pool is increased, on the forfeiture date, by the number of Shares that are forfeited back to the Company after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award;

➢	The Share Pool is increased, on the exercise date, by the number of Shares withheld by or surrendered (either actually or through attestation) to the Company in payment of the exercise price of any Award; and

➢	The Share Pool is increased, on the relevant date, by the number of Shares withheld by or surrendered (either actually or through attestation) to the Company in payment of the statutory minimum tax withholding obligation that arises in connection with any Award.

The Share Pool may also be adjusted for certain events affecting CytoSorbents Corporation or the Shares, as further described under the section of this Prospectus entitled “Adjustments for Corporate Transactions and Other Events.”

What is the source of Shares that may be delivered to me under my Awards?

The Shares with respect to which Awards may be made under the Plan are Shares authorized for issuance under CytoSorbents Corporation’s charter but unissued, or issued and reacquired including without limitation Shares purchased in the open market or in private transactions.

Is there a limit on the number of Awards that I may receive under the Plan?

➢	The maximum number of Shares that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of stock options or stock appreciation rights is, in the aggregate, 250,000 Shares.

➢	The maximum number of Shares that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of performance awards is, in the aggregate, 150,000 Shares.

➢	In connection with Awards granted under the Plan during a calendar year to any one person in the form of performance shares, the maximum cash amount payable thereunder is the amount equal to the number of Shares made subject to the Award, multiplied by the fair market value per Share as determined as of the payment date.

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➢	In connection with Awards granted under the Plan during a calendar year to any one person in the form of performance units, the maximum cash amount payable under such performance units is $250,000.

➢	The maximum number of Shares that may be issued pursuant to stock options granted under the Plan that are intended to qualify as incentive stock options, within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (“Code”), is 4,700,000 Shares.

Each of the first three limitations set forth above will be multiplied by two when applied to Awards granted to any individual during the calendar year in which such individual first commences service with us.

If the performance period for a stock-based performance award is longer than 12 months’ duration, the applicable limitations set forth above will be multiplied by the number of calendar years over which the performance period spans (in whole or in part).

If an Award is terminated, surrendered or cancelled in the same year in which it was granted, such Award nevertheless will continue to be counted against the limitations set forth above for the calendar year in which it was granted.

Are the terms of all Awards the same globally?

The Administrator may grant Awards to eligible individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.

stock option information

What is a stock option?

In general, a stock option is a contractual right granted to you to purchase up to a specified number of Shares from us at a specified purchase price within a specified period of time, subject to certain conditions.

What types of stock options may be granted under the Plan?

Your Award Agreement will indicate whether your Award of stock options has been granted as an incentive stock option (an “ISO”) or non-qualified stock option (an “NSO”). If your Award is labeled “ISO” it means that it was granted within the provisions of the Code to qualify as an incentive stock option as defined by Section 422 of the Code. An ISO may entitle you to receive advantageous tax treatment when you exercise the stock option and/or sell the Shares that you purchase under the stock option if you satisfy certain statutory requirements. Refer to the “Tax Aspects of Incentive Awards” section of this Prospectus for more information about the U.S. federal tax treatment of ISOs.

All other stock options granted under the Plan are labeled “NSO.” If your Award is labeled “NSO” it means that it is a non-qualified stock option that is subject to the general tax provisions of Section 83 of the Code upon exercise. Refer to the “Tax Aspects of Incentive Awards” section of this Prospectus for more information about the U.S. federal tax treatment of NSOs.

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How is the purchase price under my stock option determined?

Unless required or permitted otherwise by applicable law, we generally set the purchase price per Share subject to a stock option equal to the average of the highest bid and lowest asked prices for the Shares on the date the stock option is granted. We may set the price higher than this amount. If we are granting stock options in substitution of similar types of awards of a company acquired by the Company or with which CytoSorbents Corporation or its subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise), we may grant stock options having a purchase price lower than the official closing price per Share on the grant date to preserve the intrinsic value of such awards.

If the value of the Shares declines after my stock options have been granted, will the Company adjust or re-price my stock options?

Except in connection with a corporate transaction involving CytoSorbents Corporation, (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of stock options granted under the Plan may not be amended, after the date of grant, to reduce the purchase price under such stock options, nor may outstanding stock options be cancelled in exchange for (i) cash, (ii) stock options or stock appreciation rights with a purchase price or base price that is less than the purchase price under the original outstanding stock options, or (iii) other Awards, unless such action is approved by our stockholders. We do not anticipate seeking stockholder approval to re-price outstanding stock options when the market price of our Shares declines.

When may I exercise my stock option?

Exercising a stock option means buying the Shares from us for the stated purchase price. You may not exercise your Award of stock options until it has become vested and exercisable. Your Award Agreement describes when the stock options become vested and exercisable. Usually, stock options granted under the Plan become vested and exercisable in installments over a period of years so long as you continue in our employ or in another eligible service relationship with the Company. Your Award Agreement may provide that additional conditions must be met before the stock options become vested and exercisable, such as the achievement of specified performance hurdles. In addition, your Award Agreement may provide that your right to exercise is accelerated under certain specified circumstances. You should read your Award Agreement carefully to understand when your stock options become vested and exercisable.

Subject to any restrictions that may apply under our Code of Ethics and Insider Trading Policy, you may exercise your stock options, to the extent they have become vested and exercisable, on any business day on or before their expiration date or their earlier termination, unless otherwise provided under applicable law or your Award Agreement. For this purpose, a business day is any day, other than a weekend or U.S. federal holiday, on which CytoSorbents Corporation’s principal executive offices are open for business.

Unless the Administrator determines otherwise, once you have exercised your stock options, you will be permitted to sell or otherwise transfer the Shares that you acquired in the exercise in the same manner as you may transact in any other Shares that you own, subject to our Code of Ethics, our Insider Trading Policy, and any stock ownership or retention guideline to which you may then be subject.

A copy of our Code of Ethics and Insider Trading Policy is available under the Investor Relations tab on our website or by contacting the Company’s Secretary at CytoSorbents Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852.

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Do I have to exercise all of my stock options when they first become vested and exercisable?

You are not required to exercise your stock options when they first become vested and exercisable. Vested stock options will accumulate and be exercisable by you, in whole or in part, at any time before the stock options expire or are otherwise forfeited or terminated. You should read your Award Agreement carefully to understand when your stock options expire and the circumstances under which your stock options may be forfeited or may otherwise terminate before their expiration date. In most cases, your termination of service with the Company will affect when your stock options terminate.

How do I exercise my stock option?

You may exercise your vested stock options by delivering a written notice of exercise to the Company, setting forth the number of Shares with respect to which the stock option is to be exercised accompanied by full payment for the Shares. The Company may specify that such written notice be made electronically or such other means acceptable to the Company.

You are responsible for ensuring that your exercise notice and payment of the aggregate purchase price are received by the Company with sufficient time to enable the exercise date to occur before your stock options expire, are forfeited or otherwise terminated.

How do I pay the purchase price for the Shares under my stock option?

Your Award Agreement sets forth the forms and methods of payment permitted for payment of the purchase price when exercising a stock option.

Does tax withholding apply to my stock options?

When you accept your Award of stock options, you agree to make adequate provision for federal, state and local taxes, domestic or foreign, and social insurance contributions (collectively, “Withholding Taxes”) required by law to be withheld, if any, which arise in connection with your stock options. Withholding Taxes differ depending upon the type of stock options you have (e.g., ISO or NSO) and where you reside. Usually, no Withholding Taxes apply before you exercise your stock options, but some jurisdictions outside of the U.S. may require payment of Withholding Taxes upon the grant or vesting dates.

Whenever Shares are to be issued to you upon exercise of a stock option, the Company shall have the right to require you to remit to the Company, as a condition of exercise of the stock option, an amount in cash (or, unless the Award Agreement provides otherwise, in Shares) sufficient to satisfy Withholding Tax requirements at the time of such exercise. The value of the Shares withheld, however, may not exceed the statutory minimum withholding amount required by law.

Are my stock options transferable?

Stock options granted under the Plan generally are nontransferable otherwise than by last will and testament or the laws of descent and distribution and, during your lifetime, your stock options may be exercised only by you or, during the period you are under a legal disability, by your guardian or legal representative.

Your stock options and, before exercise, the Shares subject to purchase thereunder, may not be made subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator.

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Restricted Stock Award Information

What is a restricted stock award?

Awards of restricted stock are the grant of Shares that are issued to a participant as of the grant date of the Award, but that are subject to forfeiture if the participant does not remain in our employ or in another eligible service relationship with the Company for a specified period of time and/or if certain performance goals are not met. Consequently, the participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of restricted stock before the risk of forfeiture lapses. Except for these restrictions and any others imposed by us under the Award Agreement, the participant will generally have as of the grant date of the Award all of the rights of a stockholder with respect to the Shares of restricted stock, including the right to vote the Shares of restricted stock and, unless the applicable Award Agreement provides otherwise, receive dividends during the periods of restriction. If the risk of forfeiture of a restricted stock Award is conditioned upon whether specified performance goals are met, however, no dividends will be paid on the Shares before we determine that the performance goals have been met.

Do I have to pay anything to receive my Shares under my restricted stock award?

In most cases, your Award of restricted stock is granted to you in consideration of the past or future services that you perform for the Company. Consequently, you do not have to pay a purchase price to receive the Shares.

When does the risk of forfeiture under my restricted stock award lapse?

Your Award Agreement describes when the Shares under a restricted stock award become vested and the risk of forfeiture lapses. Usually, Shares under a restricted stock award granted under the Plan become vested and nonforfeitable in installments over a period of years so long as you continue in our employ or in another eligible service relationship with the Company. Your Award Agreement may provide that additional conditions must be met before the Shares become vested and nonforfeitable, such as the achievement of specified performance hurdles. In addition, your Award Agreement may provide that vesting is accelerated under certain specified circumstances. You should read your Award Agreement carefully to understand when your Shares of restricted stock become vested and nonforfeitable.

What happens if I terminate my employment or other service relationship with the Company before my Shares of restricted stock become vested and nonforfeitable?

You should read your Award Agreement carefully to understand the circumstances under which your Shares of restricted stock may be forfeited. In most cases, your termination of service with the Company will affect when your Shares of restricted stock are forfeited. Any accrued dividends attributable to forfeited Shares will also be forfeited if and when the Shares are forfeited.

What happens when the risk of forfeiture on my Shares of restricted stock lapses?

When the risk of forfeiture on your Shares of restricted stock lapses, we will remove the transferability restrictions on those Shares. The Company will deliver to you the certificates for such Shares or will cause the Shares to be registered in your name in book-entry form, in either case with the restrictions removed, provided that you have complied with all conditions for delivery of such Shares contained in the Award Agreement or otherwise reasonably required by the Company. You will be permitted to sell or otherwise transfer those Shares in the same manner as you may transact in any other Shares that you own, subject to our Code of Ethics, our Insider Trading Policy, and any stock ownership or retention guideline to which you may then be subject.

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A copy of our Code of Ethics and Insider Trading Policy is available under the Investor Relations tab on our website or by contacting the Company’s Secretary at CytoSorbents Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852 or by telephone at (732) 329-8885.

Does tax withholding apply to my restricted stock award?

When you accept your Award of restricted stock, you agree to make adequate provision for Withholding Taxes required by law to be withheld, if any, which arise in connection with your restricted stock. Withholding Taxes differ depending upon where you reside. Usually, no Withholding Taxes apply on the grant date of your Award unless you make a Section 83(b) election (described below), but some jurisdictions outside of the United States may require payment of Withholding Taxes upon the grant date. Withholding Taxes generally apply to U.S. taxpayers, absent a Section 83(b) election, when the Shares become vested (that is, when the risk of forfeiture lapses).

The Company has the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of Shares or redeeming Shares) the amount of any Withholding Taxes required by law to be withheld as a result of the grant or vesting of the restricted stock, in whole or in part, or as otherwise may be required by applicable law. The value of the Shares withheld, however, may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, we may require you to make a cash payment to us equal to the amount required to be withheld. If you do not make such payment when requested, we may refuse to deliver any stock certificate for Shares or otherwise release for transfer any such Shares until arrangements satisfactory to us for such payment have been made. We may, in our sole discretion, permit or require you to satisfy, in whole or in part, any Withholding Tax obligation which may arise in connection with your restricted stock either by having the Company withhold from the Shares to be released for transfer under the Award that number of Shares, or by delivering to the Company already-owned Shares, in either case having a fair market value equal to no more than the amount necessary to satisfy the statutory minimum withholding amount due.

What is a Section 83(b) election?

If you are a U.S. taxpayer, you are entitled to make a Section 83(b) election. By doing so, you are electing to recognize taxable income on the grant date of your restricted stock award in lieu of recognizing taxable income when the Shares become vested (that is, when the risk of forfeiture lapses). Any such election, if made, must be made within 30 days after the grant date of your Award and is irrevocable once made. If you make a Section 83(b) election, you must satisfy the Withholding Tax obligation immediately upon filing the election with the Internal Revenue Service. You must seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Code.

Refer to the “Tax Aspects of Awards” section of this Prospectus for more information about the U.S. federal tax treatment of restricted stock.

Restricted Stock Unit information

What is a restricted stock unit?

An Award of restricted stock units is a commitment by CytoSorbents Corporation to issue a specified number of Shares to you in the future, after certain vesting conditions have been satisfied. The vesting conditions may be fulfillment of a time-based vesting schedule, your continued employment with or service to us over a specified period of time, satisfaction of one or more performance goals, or any combination of time, service and performance goals. Each vested stock unit converts to one Share when the restricted stock unit is settled. Until Shares are issued to you in settlement of restricted stock units, you will not have any rights of a stockholder of the Company with respect to the stock units or the Shares issuable thereunder.

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Do I have to pay anything to receive my Shares under my restricted stock units?

In most cases, your Award of restricted stock units is granted to you in consideration of the past or future services that you perform for the Company. Consequently, generally you do not have to pay a purchase price to receive the Shares upon settlement of your restricted stock units.

When do my restricted stock units become vested?

Your Award Agreement describes when your restricted stock units become vested. Usually, restricted stock units granted under the Plan become vested in installments over a period of years so long as you continue in our employ or in another eligible service relationship with the Company. Your Award Agreement may provide that additional conditions must be met before the restricted stock units become vested, such as the achievement of specified performance hurdles. In addition, your Award Agreement may provide that vesting is accelerated under certain specified circumstances. You should read your Award Agreement carefully to understand when your restricted stock units become vested.

What happens if I terminate my employment or other service relationship with the Company before my restricted stock units become vested?

You should read your Award Agreement carefully to understand the circumstances under which your restricted stock units may be forfeited. In most cases, your termination of service with the Company will affect when your restricted stock units are forfeited. Any accrued dividend equivalents attributable to forfeited restricted stock units will also be forfeited if and when the restricted stock units are forfeited.

What happens when my restricted stock units become vested?

Your restricted stock units will be settled in Shares, cash or a combination of Shares and cash, in accordance with the terms of your Award Agreement. Your restricted stock units will be settled automatically as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that you have complied with all conditions for delivery of such Shares or payment contained in the Award Agreement or otherwise reasonably required by the Company, or in accordance with your election, if the Administrator so permits, that meets the requirements of Section 409A of the Code. You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the restricted stock units. The Company will issue to you, in settlement of your restricted stock units, one Share for each vested stock unit (or, as applicable, cash equal to the fair market value of one Share) and the stock unit will cease to be outstanding thereafter. If your restricted stock units are settled in Shares, the Company will deliver to you the certificates for such Shares or will cause the Shares to be registered in your name in book-entry form. You will be permitted to sell or otherwise transfer those Shares in the same manner as you may transact in any other Shares that you own, subject to our Code of Ethics, our Insider Trading Policy, and any stock ownership or retention guideline to which you may then be subject.

A copy of our Code of Ethics and Insider Trading Policy is available under the Investor Relations tab on our website or by contacting the Company’s Secretary at CytoSorbents Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852 or by telephone at (732) 329-8885.

Will I receive cash dividends on my restricted stock units?

Because your restricted stock units do not give you any rights of a stockholder of the Company until the stock units are settled in Shares, you are not entitled to receive cash dividends that are paid on our Shares before the Shares are issued to you. Nevertheless, the Administrator may grant to you dividend equivalents in connection with your restricted stock units. Any dividend equivalents that are granted with respect to any Award of restricted stock units shall be either, as determined in the discretion of the Administrator: (A) paid with respect to such restricted stock units at the dividend payment date in cash or in Shares of unrestricted stock having a fair market value equal to the amount of such dividends or (B) deferred with respect to such restricted stock units and the amount or value thereof automatically deemed reinvested in additional vested or unvested restricted stock units. Dividend equivalents that are payable on restricted stock units that are granted as performance awards, however, will, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable performance goal related to such restricted stock units.

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Does tax withholding apply to my restricted stock units?

When you accept your Award of restricted stock units, you agree to make adequate provision for Withholding Taxes required by law to be withheld, if any, which arise in connection with your restricted stock units. Withholding Taxes differ depending upon where you reside. Usually, no Withholding Taxes apply on the grant date of your Award, but some jurisdictions outside of the United States may require payment of Withholding Taxes upon the grant date or each vesting date. Withholding Taxes for U.S. taxpayers generally apply when the restricted stock units are settled, although the FICA portion of such Withholding Taxes may apply earlier.

The Company has the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of Shares) the amount of any Withholding Taxes required by law to be withheld as a result of the grant, vesting or settlement of the restricted stock units, in whole or in part, or as otherwise may be required by applicable law. The value of the Shares withheld, however, may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, we may require you to make a cash payment to us equal to the amount required to be withheld. If you do not make such payment when requested, we may refuse to issue any Shares or deliver any stock certificate for Shares or otherwise release for transfer any such Shares until arrangements satisfactory to us for such payment have been made. We may, in our sole discretion, permit or require you to satisfy, in whole or in part, any Withholding Tax obligation which may arise in connection with your restricted stock units either by having the Company withhold from the Shares to be issued under the Award that number of Shares, or by delivering to the Company already-owned Shares, in either case having a fair market value equal to no more than the amount necessary to satisfy the statutory minimum withholding amount due.

Refer to the “Tax Aspects of Awards” section of this Prospectus for more information about the U.S. federal tax treatment of restricted stock units.

Are my restricted stock units transferable?

No. Restricted stock units and, before settlement, the Shares subject to issuance in settlement of the units, may not be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, except by will or the laws of descent and distribution, and restricted stock units and the underlying Shares may not be made subject to execution, attachment or similar process.

tax aspects OF AWARDS

The following is a brief summary of the principal United States federal income tax consequences to (1) recipients of Awards made under the Plan and (2) the Company. The summary is based on the provisions of the Code and on existing and proposed regulations and rulings thereunder, as in effect on the date of this Prospectus, all of which are subject to change. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign (non-United States) tax consequences. Each participant is urged to consult his or her tax advisor with respect to the individual tax consequences of participation in the Plan.

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TAX ASPECTS OF STOCK OPTIONS

Do I recognize income when an NSO is granted?

You generally do not recognize income for federal income tax purposes when we grant you an NSO.

Do I recognize income when I exercise an NSO?

You generally recognize ordinary income for federal income tax purposes when you exercise an NSO. The amount of income that you recognize is equal to the excess, if any, of the fair market value of the Shares on the exercise date over the purchase price. This same amount is treated as wages for FICA (Social Security and Medicare) tax purposes at the same time.

Do I recognize income when I sell Shares acquired by exercising NSOs?

When you sell or otherwise dispose of Shares acquired by exercising NSOs, you generally recognize gain (or loss) for federal income tax purposes equal to the difference between the sale price and your tax basis in the Shares. Your tax basis in the Shares acquired by exercising NSOs generally is the sum of the purchase price you paid and the ordinary income you recognized as a result of exercising the NSOs. (But see the section below entitled “Tendering Shares as Payment for Purchase Price” for special rules regarding the tax basis of Shares.) Ordinarily, the gain (or loss) you recognize on the sale or other disposition is long-term capital gain (or loss) if more than one year has passed between the exercise date and the date of the sale, or short-term capital gain (or loss) if a lesser period has passed.

What are the tax consequences for the Company of NSOs?

We generally are entitled to a deduction for federal income tax purposes for your exercise of an NSO in the same taxable year in which your exercise occurs and in an amount equal to the ordinary income amount you recognize.

What do I need to know to realize the tax benefits of an ISO?

To realize the tax benefits of an ISO, you must satisfy certain employment and holding period requirements. In addition, the number of stock options entitled to ISO tax treatment in any calendar year is limited.

Employment Requirement. To qualify for the favorable tax treatment accorded ISOs, the holder generally must be an employee of the Company or its subsidiary corporation continuously from the date the ISO is granted until three months before the ISO is exercised.** If, however, termination of employment is due to permanent and total disability of the ISO holder, within the meaning of Section 22(e)(3) of the Code, ISO treatment will be available so long as the stock option is exercised within one year of termination. In the case of an ISO holder who dies, solely for purposes of determining whether the stock option is an ISO, the three-month period is waived with respect to the exercise of the ISO by the holder’s estate or by a person who acquires the right to exercise the ISO by reason of the holder’s death. If an ISO is not exercised within three months after a holder terminates employment (other than under the circumstances of the ISO holder’s disability or death as described above), the stock option will be treated as an NSO for income tax purposes and ordinary income will be recognized by the holder in accordance with the rules discussed above regarding NSOs.

** If the Company ceases to own, directly or indirectly, stock possessing at least 50% of the total combined voting power of all classes of stock of an entity with which a stock option holder is employed, then for purposes of incentive stock option tax treatment the stock option holder will not be considered “an employee of CytoSorbents Corporation or its subsidiary corporation” as of the date the ownership level falls below 50%.

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Holding Period Requirements. To qualify for the favorable tax treatment accorded ISOs, you must not dispose of the Shares within two years after the grant date of the ISOs nor within one year after the exercise date of the ISOs. When you sell or otherwise dispose of (by way of sale, gift or otherwise) Shares acquired by exercising ISOs within either of these holding periods, you recognize ordinary income as further described in the section below entitled “Disqualifying Dispositions.”

$100,000 Limit. ISO treatment is unavailable to the extent that the total fair market value (determined as of the date of grant) of the underlying Shares for which ISOs are exercisable for the first time by you during any calendar year under all the Company plans exceeds $100,000. If the $100,000 limit is exceeded in a year, the ISOs that first become exercisable in that year in excess of the limit are treated as NSOs when exercised.

Do I recognize income when the Company grants me an ISO?

You recognize no income for federal income tax purposes when we grant you an ISO.

Do I recognize income when I exercise an ISO?

You do not recognize ordinary income for federal income tax purposes when you exercise an ISO. However, you may be subject to the alternative minimum tax when you exercise an ISO. (See the section below entitled “Alternative Minimum Tax.”)

FICA (Social Security and Medicare), FUTA (federal unemployment), and federal income tax withholding obligations do not apply to either the exercise of an ISO or the disqualifying disposition (described in the section below entitled “Disqualifying Dispositions”) of any Share acquired by exercising an ISO. However, any ordinary income resulting from a disqualifying disposition must be reported on your Form W-2.

Do I recognize income when I sell Shares acquired by exercising ISOs?

Sale After Satisfying Holding Period Requirements. When you sell Shares acquired by exercising ISOs, any gain recognized generally is taxed as capital gain for federal income tax purposes if (1) at least two years have passed from the date the ISOs were granted and (2) more than one year has passed from the exercise date. Any sale or other disposition of Shares acquired by exercising ISOs before the expiration of both of these holding periods is deemed a “disqualifying disposition” (as further described below) unless the ISOs are exercised after your death by your estate or the person who acquired the right to exercise the ISOs by reason of your death.

Disqualifying Dispositions. Upon a disqualifying disposition, you generally recognize ordinary income for federal income tax purposes in an amount equal to the lesser of (1) the excess, if any, of the fair market value of the Shares on the date you exercised the ISOs over the purchase price, or (2) the excess, if any, of the amount realized upon that disposition over the purchase price. If the amount realized exceeds the fair market value of the Shares on the date of the exercise, the excess is treated as long-term capital gain provided that you held the Shares for more than one year or short-term capital gain if you held the Shares for one year or less.

Your tax basis in Shares acquired by exercising ISOs generally is equal to the purchase price paid. See the section below entitled “Tendering Shares as Payment for Purchase Price” for special rules regarding the tax basis of Shares.

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What are the tax consequences for the Company of an ISO?

We generally are not entitled to a deduction for federal income tax purposes when an ISO is granted or exercised. However, if you make a disqualifying disposition (as discussed above), we may be entitled to deduct the same amount as the ordinary income you recognize in the same taxable year during which you recognize that income.

TenderING SHARES AS PAYMENT FOR purchase PRICE

What are the tax consequences of tendering Shares as payment to exercise a stock option?

Unless we restrict this right, you may exercise stock options by tendering Shares to us with a fair market value equal to part or all of the purchase price. This technique for paying the purchase price is called a stock swap exercise. As a general rule, an exchange of common shares for common shares of the same corporation is a nontaxable exchange. For purposes of determining capital gain or loss treatment upon later dispositions of the Shares, the Shares received upon exercise of the stock options that are equal in number to the Shares tendered (the “Payment Shares”) have a carryover holding period. However, the holding period of any additional Shares received begins on the date that you exercise the stock options.

Nonstatutory Stock Options. When you exercise NSOs using the stock swap exercise method, regardless of whether the Payment Shares were acquired from ISOs for which you failed to satisfy the minimum holding period requirements, you:

(1)	recognize as ordinary income the fair market value of the Shares received that exceed the number of Payment Shares tendered, less cash, if any, paid on the exercise,

(2)	recognize no income for the Shares received equal in number to the Payment Shares tendered, and

(3)	have a carryover basis in those Shares received that are equal in number to the Payment Shares tendered, and a basis in any additional Shares received equal to the difference between the fair market value of the Shares received pursuant to the NSOs and the purchase price of the NSOs, plus any cash actually paid.

Incentive Stock Options. When you exercise ISOs using the stock swap exercise method by tendering Payment Shares acquired from a source other than ISOs or, if acquired from ISOs, for which you satisfied the minimum holding period requirements, you:

(1)	recognize no income when you exercise the ISOs,

(2)	recognize no capital gain or loss when you tender the Payment Shares,

(3)	have a carryover basis in those Shares received that are equal in number to the Payment Shares tendered, and a basis in any additional Shares received equal to the cash, if any, paid on the exercise, and

(4)	for purposes of determining whether you have satisfied the minimum holding period requirements upon later dispositions, the holding period of all Shares received begins on the date you tendered the Payment Shares to exercise the ISOs.

When you exercise ISOs using the stock swap exercise method by tendering Payment Shares acquired from ISOs for which you failed to satisfy the minimum holding period requirements, you:

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(1)	have a “disqualifying disposition” of the Payment Shares that cause you to recognize ordinary income and recognize no capital gain to the extent that the amount realized in the disqualifying disposition exceeds the fair market value of the Payment Shares on the date acquired,

(2)	have a basis in those Shares received equal to the number of Payment Shares tendered plus the amount of income recognized because of the disqualifying disposition, and have a basis in any additional Shares received equal to the amount of cash, if any, paid on the exercise, and

(3)	for purposes of determining whether you satisfy the minimum holding period requirements upon later dispositions, have a holding period for all Shares received that begins on the date you tendered the Payment Shares to exercise the ISOs.

What are the tax consequences of a broker-assisted cashless exercise of stock options?

If you enter into an arrangement to allow a brokerage firm to loan you the funds to exercise stock options, and then you exercise the stock options and later sell a sufficient number of the Shares to pay the purchase price, withholding taxes, and brokerage fees and charges, you may deduct as an investment interest expense any margin or other loan charges resulting from that transaction.

What are the tax consequences of a net share settlement exercise of stock options?

Under a net share settlement exercise, you instruct the Company to exercise your stock options and withhold from the Shares otherwise deliverable upon exercise a number of Shares the fair market value of which is sufficient to pay the aggregate purchase price under the stock options (plus applicable withholding taxes, if any). ISOs may not be exercised using a net share settlement technique. NSOs exercised via net share settlement are subject to the same tax treatment as NSOs exercised via payment of cash for the purchase price. That is, you generally recognize ordinary income upon exercise in an amount equal to the excess, if any, of the fair market value on the exercise date of the total number of Shares for which the NSO is exercised over the purchase price. The fact that the Company delivers to you a net number of Shares after withholding a number of Shares sufficient to pay the purchase price and withholding taxes does not reduce the amount of ordinary income that you recognize.

ALTERNATIVE MINIMUM TAX

What is the alternative minimum tax (“AMT”) and how does it work?

The Alternative Minimum Tax, or AMT, is a parallel tax system. The AMT is an alternative method of calculating the income tax that you must pay to ensure that at least a minimum amount of tax is paid for the year. You may be liable for payment of the AMT to the extent that the AMT exceeds your regular income tax for the year.

The AMT, for tax years beginning in 2015, is equal to (i) 26% of the first $185,400 ($92,700 if you are married but filing a separate return) of the “taxable excess,” if any, plus (ii) 28% of any “taxable excess” above $185,400 (or 92,700, as applicable), minus (iii) certain non-U.S. tax credits. The $185,400 threshold amount (or 92,700, as applicable) will be adjusted annually for inflation. For purposes of calculating the AMT, “taxable excess” means so much of your “alternative minimum taxable income” for the taxable year as exceeds the exemption amount. Your “alternative minimum taxable income” (or “AMTI”) for the year consists of your taxable income adjusted and increased by certain “items of tax preference.” For tax years beginning in 2015, the exemption amount is equal to (1) $83,400 if you are filing a joint return or if you are a qualified surviving spouse, (2) $53,600 if you are single and not a qualified surviving spouse, and (3) $41,700 if you are married but filing a separate return.

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Exemption phase-out. The exemption amount, for tax years beginning in 2015, is reduced by an amount equal to 25 percent of the excess of AMTI over $158,900 for married taxpayers filing jointly and surviving spouses, $119,200 for single taxpayers, and $79,450 for married taxpayers filing separately. These exemption reductions cannot reduce the exemption amount below zero. The phase-out amounts are adjusted for inflation.

The rate of tax specified above is reduced for income consisting of net capital gains (i.e., the amount by which a net long-term capital gain exceeds any net short-term capital loss in the same taxable year).

In computing your alternative minimum taxable income, the exercise of an ISO generally is treated as the exercise of an NSO, and therefore the spread on the ISO is normally included in determining your AMTI for the taxable year in which the exercise occurs. The spread is the amount by which the fair market value of the Shares on the exercise date exceeds the purchase price paid for those Shares. As a result, under certain circumstances, you may incur AMT liability for a taxable year in which you exercise an ISO.

If AMT is paid as a result of the exercise of an ISO in any year, the amount of the AMT (subject to certain adjustments and reductions) may be used as a tax credit against regular income tax in any later year to the extent that the regular income tax in the later year exceeds the AMT calculated for that year. However, you generally cannot use the credit against AMT in future years. In addition, for purposes of the AMT in later years, the basis of Shares acquired by exercising ISOs equals the fair market value taken into account in computing AMTI in the year of exercise. This basis adjustment should provide either (1) an opportunity to apply the minimum tax credit against any regular income tax attributable to the sale of Shares in a later year in an amount equal to the minimum tax attributable to the exercise in a prior year, or (2) a reduction in the amount of the AMT otherwise payable in a later year in which the Shares are sold. If, however, you make a disqualifying disposition of Shares (see discussion above) in the same year as the year of exercise, the tax treatment is the same under the regular income tax and the AMT.

TAX ASPECTS OF RESTRICTED STOCK AWARDS

What are the tax consequences of my restricted stock award?

If Shares are restricted when received, you do not recognize ordinary income upon receipt unless, within 30 days of receipt, you make an election under Section 83(b) of the Code (a “Section 83(b) election”) in accordance with Treasury Regulations to recognize income upon receipt of the Shares. Shares are considered “restricted” for tax purposes if they are nontransferable and subject to a substantial risk of forfeiture. If you make a Section 83(b) election by filing an appropriate form with the Internal Revenue Service within the deadline for doing so, you recognize ordinary income in an amount equal to the fair market value of the Shares as of the grant date less any amounts that you paid to receive the Shares. If you do not make a Section 83(b) election to recognize income at the time of grant, you recognize ordinary income on the earliest date on which either the substantial risk of forfeiture lapses or the Shares become transferrable, in an amount equal to the fair market value of the Shares on that date less any amounts paid for the Shares. The holding period for the Shares begins immediately after the date on which ordinary income is recognized.

The amount of ordinary income that you recognize, either at grant if an 83(b) election is made, or as the restrictions lapse absent an 83(b) election, is treated as wages for FICA (Social Security and Medicare) tax purposes at the same time.

The holding period for the Shares begins immediately after the date on which ordinary income is recognized.

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What are the tax consequences for the Company of restricted stock awards?

We generally are entitled to a deduction for federal income tax purposes for your restricted stock award in the same taxable year in which you recognize ordinary income and in an amount equal to the ordinary income amount you recognize.

TAX ASPECTS OF RESTRICTED STOCK UNITS

What are the tax consequences of my restricted stock units?

You do not recognize income when you receive an Award of restricted stock units. The value of the underlying Shares on the date that the restricted stock units vest is treated as wages for FICA (Social Security and Medicare) tax purposes on the vesting date, even if the award is settled on a later date. Generally, when a restricted stock unit is settled in cash and/or Shares, you recognize ordinary income equal to the cash and the fair market value of the Shares received on the date of receipt.

However, if the Award Agreement provides that settlement of the restricted stock units may occur in a taxable year after the year in which restricted stock units become vested, there is a possibility that you must recognize income for federal income tax purposes on each date that the Award becomes vested (notwithstanding its delayed settlement) unless the Award is designed to comply with the requirements of Section 409A of the Code regarding nonqualified deferred compensation arrangements.

What are the tax consequences for the Company of restricted stock units?

We generally are entitled to a deduction for federal income tax purposes for your restricted stock units in the same taxable year in which you recognize ordinary income and in an amount equal to the ordinary income amount you recognize.

ESTATE AND GIFT TAX

What are the income, estate, and gift tax consequences of transferring an NSO?

For gift tax purposes, a transfer of an NSO for no consideration may have tax consequences only if the transfer is a completed gift. The Internal Revenue Service takes the position that a completed gift occurs only to the extent that transferred NSOs are vested and exercisable. The Plan does not permit transfer of unvested NSOs.

A completed gift of an NSO is a taxable gift to the extent that the amount of the gift, together with other completed gifts by that donor to the same donee in the same year, exceeds the annual exclusion amount. The amount of such annual exclusion is $14,000 for 2015, as may be adjusted annually for cost-of-living increases. For an NSO, the amount of the gift is the fair value of the NSO on the date the gift is completed, as determined based upon one or more generally recognized option pricing models which take into account such factors as the purchase price and expected life of the option, the current trading price of the underlying stock, expected volatility and expected dividends of the underlying stock, and the risk-free interest rate over the remaining option term.

If a transfer of an option is either a taxable gift or made at death, such transfer may result in gift or estate tax liability, as applicable, for you to the extent that such transfer, together with all prior transfers subject to the gift or estate tax, exceeds the lifetime combined gift and estate tax exemption amount, as may be adjusted annually for inflation, and the transfer is not otherwise eligible for the marital deduction. The exemption amount for 2015 is $5,430,000. The federal rate for both the gift and estate tax applies on a graduated basis for 2015, with the maximum federal gift and estate tax rate set at 40 percent. To the extent that the lifetime combined gift and estate tax exemption amount remains unused as of the date of death of a married person, the unused amount is available to the surviving spouse in addition to the surviving spouse’s exemption amount. Furthermore, lifetime and testamentary transfers may be subject to separate state gift and estate taxes.

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NSOs transferred by gift to a donee may be exercised by that donee, who has the obligation to pay the purchase price. When the donee exercises the NSOs, the donor to whom the NSOs were originally granted has the same federal income tax consequences as if the NSOs had not been transferred. Thus, a donor recognizes ordinary income, upon exercise of the NSOs by the donee, in an amount equal to the difference between the fair market value of the Shares on the exercise date and the purchase price.

When Shares acquired upon exercise of the transferred NSOs are sold or otherwise disposed of by the donee, that donee generally recognizes gain (or loss) equal to the difference between the amount realized and the donee’s tax basis in the Shares. The donee’s tax basis in those Shares is the sum of the purchase price paid by the donee and the ordinary income recognized by the original NSO holder pursuant to the exercise of the NSOs. Ordinarily, the gain (or loss) recognized on a sale or other disposition is long-term capital gain (or loss) if more than one year has passed between the date on which ordinary income was recognized and the date of the sale, or short-term capital gain (or loss) if a lesser period has passed.

Due to the complex and changing nature of the federal and state transfer tax schemes, you should consult with competent tax counsel before any contemplated transfer.

MISCELLANEOUS TAX and erisa PROVISIONS

What are the ordinary income tax rates?

The federal income tax rate for ordinary income depends on the taxpayer’s filing status (i.e., single, married filing jointly (or qualified widow(er)), married filing separately, or head of household) and marginal income tax bracket. Marginal income tax rates on ordinary income, for federal income tax purposes, range from 10% to 39.6%.

What is the net investment income tax?

A new federal income tax becomes effective for calendar year 2013 and beyond, known as the “net investment income tax” or NIIT. The NIIT applies at a rate of 3.8% to certain net investment income of individuals, estates and trusts that have income above the statutory threshold amounts. Individuals will owe the tax if they have net investment income and also have modified adjusted gross income over the thresholds below. The threshold amounts are not indexed for inflation.

Filing Status	Threshold Amount
Married filing jointly	$250,000
Married filing separately	$125,000
Single	$200,000
Head of household (with qualifying person)	$200,000
Qualifying widow(er) with dependent child	$250,000

Net investment income for purposes of the NIIT includes, among other things, dividends and capital gains on the sale of stock (to the extent not offset by capital losses).

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What are the capital gains tax rates?

For calendar year 2013 and beyond, the federal income tax rate for net capital gain realized on sales or exchanges of Shares held for more than one year (i.e., the amount by which a net long-term capital gain exceeds any net short-term capital loss in the same taxable year) generally is 15% (0% for taxpayers in the 15% or 10% marginal income tax bracket). This rate increases to 20% for singles with incomes above $400,000 and married couples with incomes above $450,000.

Is the Plan subject to ERISA?

The Plan generally is not subject to any portion of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, to the extent that an Award granted under the Plan provides for the deferral of income by you for a period extending to the termination of covered employment or beyond (such as a restricted stock unit with a delayed settlement date), the Plan constitutes an “employee pension benefit plan” within the meaning of ERISA. Nevertheless, to the extent that the Plan is unfunded and is maintained by us primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, it is exempt from the participation and vesting, funding, and fiduciary responsibility provisions of Parts 2, 3, and 4 respectively of Subtitle B of Title I of ERISA. We do not extend any of the protective provisions of ERISA for which we may properly claim an exemption.

Is the Plan governed by Section 401(a) of the Code?

The Plan is not governed by Section 401(a) of the Code regarding tax-qualified retirement plans.

Are Awards subject to the tax rules regarding nonqualified deferred compensation?

If an Award is (1) an NSO or stock appreciation right with a per-Share purchase price below the fair market value of the Shares on the grant date (a “discount” award); (2) a non-discount NSO or stock appreciation right that was modified or extended after grant so that a discount award resulted; or (3) an Award that contains any income deferral features, such as a restricted stock unit, then the Award (or a portion of the Award) may constitute nonqualified deferred compensation for purposes of Section 409A of the Code. Section 409A of the Code contains, among other things, restrictions on the timing of payment of amounts that are considered nonqualified deferred compensation, prohibits acceleration of the payment date, and may require a six-month delay of the payment of Awards to key employees. If an Award constitutes nonqualified deferred compensation and the terms of the Award do not comply with the requirements of Section 409A of the Code, then additional taxes and interest penalties may apply.

It is the intention of the Company that any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither the Company nor any of its affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any participant or other person with respect to any amounts paid or payable (whether in cash, Shares or other property) under any Award, including any taxes, penalties or interest imposed under or as a result of Section 409A of the Code.

Changes in Tax Laws

The foregoing summarizes United States federal income tax laws as currently in effect. Various legislative proposals that may affect the foregoing are currently pending, and others may be proposed from time to time. The Company will attempt to supplement this Prospectus to describe material changes in tax laws, but recommends that Award recipients consult their own tax advisors regarding tax matters, particularly as they relate to an individual’s specific tax position. The Company does not warrant any particular tax treatment of an Award granted under the Plan.

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PLAN ADMINiSTRATION

Who administers the Plan?

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of CytoSorbents Corporation (the “Board”) has ultimate authority to administer the Plan; provided, that with respect to Awards made under the Plan to a member of the Board who is not an employee of the Company, the Board will serve as Administrator. The Compensation Committee may delegate portions of this authority to others, as described below. Consequently, references to the “Administrator” within the Plan or your Award Agreement may mean either the Compensation Committee or the committee(s) or officer(s) to whom administrative authority has been delegated by the Compensation Committee. In addition, at any time the Board may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) or officer(s) to whom administrative authority has been delegated.

What powers does the Administrator have under the Plan?

Except as otherwise provided under the Plan, the Administrator has plenary authority, in its sole and absolute discretion, to grant Awards pursuant to the terms of the Plan to eligible individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator has the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:

(i) determine the eligible individuals to whom, and the time or times at which, Awards shall be granted;

(ii) determine the types of Awards to be granted any eligible individual;

(iii) determine the number Shares to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;

(iv) determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any Shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any Shares, (B) the method of payment for Shares purchased pursuant to any Award, (C) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of Shares, (D) subject to certain limitations described in the Plan, the timing, terms and conditions of the exercisability, vesting or payout of any Award or any Shares acquired pursuant an Award, (E) the performance goals applicable to any Award and the extent to which such performance goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the participant’s termination of service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or Shares acquired pursuant an Award as the Administrator considers to be appropriate and not inconsistent with the terms of the Plan;

(v) subject to certain limitations described in the Plan, modify, amend or adjust the terms and conditions of any Award;

(vi) subject to certain limitations described in the Plan, accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a change in control of the Company, no such change, waiver or acceleration may be made with respect to a Qualified Performance-Based Award if the effect of such action would cause the Award to fail to qualify for an exemption from Section 162(m) of the Code or shall be made to any Award that is considered “deferred compensation” within the meaning of Section 409A of the Code if the effect of such action is inconsistent with Section 409A of the Code;

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(vii) determine whether an Award will be paid or settled in cash, Shares, or in any combination thereof and whether, to what extent and under what circumstances cash or Shares payable with respect to an Award shall be deferred either automatically or at the election of the participant;

(viii) for any purpose, including but not limited to, qualifying for preferred or beneficial tax treatment, accommodating the customs or administrative challenges or otherwise complying with the tax, accounting or regulatory requirements of local or foreign (non-United States) jurisdictions, adopt, amend, modify, administer or terminate sub-plans and special provisions or supplements applicable to Awards regulated by the laws of a jurisdiction outside of the United States, which sub-plans, supplements and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub-plans, supplements and special provisions;

(ix) establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;

(x) determine the fair market value of Shares or other property for any purpose under the Plan or any Award;

(xi) administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued under the Plan, and decide all other matters to be determined in connection with an Award;

(xii) establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;

(xiii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall deem it desirable to carry it into effect; and

(xiv) otherwise administer the Plan and all Awards granted under the Plan.

Is additional delegation of administrative authority permitted?

The Administrator may designate employees of the Company to assist in the administration of the Plan and, to the extent permitted by applicable law and exchange rules, may delegate authority to officers or other employees duties and powers under the Plan, subject to such conditions and limitations as the Administrator shall prescribe, including without limitation the authority to execute agreements or other documents on its behalf; provided, however, that such delegation of authority shall not extend to the granting of, or exercise of discretion with respect to, Awards to eligible individuals who are “covered employees” within the meaning of Section 162(m) of the Code or officers under Section 16 of the Exchange Act.

Do the determinations made by the Administrator have to be made uniformly with respect to all Award recipients?

The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a change in control of CytoSorbents Corporation upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder. The Administrator may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons.

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What is the scope and effect of the Administrator’s decision making authority?

All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it under the Plan are in the Administrator’s sole and absolute discretion, unless in violation of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator are conclusive, final and binding on all parties concerned, including the Company, its stockholders, any participants and any other employee, consultant, or director of the Company and its affiliates, and their respective successors in interest. Notwithstanding the foregoing, following a change in control of CytoSorbents Corporation, any determination by the Administrator as to whether “cause” for termination exists is subject to de novo review by a court of competent jurisdiction.

Adjustments for Corporate Transactions and Other Events

What mandatory adjustments will be made to the Plan and outstanding Awards upon extraordinary corporate events?

In the event of a merger, consolidation, stock rights offering, liquidation, statutory share exchange or similar event affecting CytoSorbents Corporation (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of CytoSorbents Corporation (each, a “Share Change”), the Administrator will make equitable and appropriate substitutions or proportionate adjustments to:

➢	the aggregate number and type of Shares or other securities on which Awards under the Plan may be granted to eligible individuals,

➢	the maximum number of Shares or other securities with respect to which Awards may be granted during any one calendar year to any individual,

➢	the maximum number of Shares or other securities that may be issued with respect to incentive stock options granted under the Plan,

➢	the number of Shares or other securities covered by each outstanding Award and the purchase price, base price or other price per Share, if any, and other relevant terms of each outstanding Award, and

➢	all other numerical limitations relating to Awards, whether contained in the Plan or in Award Agreements; provided, however, that any fractional Shares resulting from any such adjustment shall be eliminated.

What discretionary adjustments may be made to outstanding awards upon extraordinary corporate events?

In the case of a merger, consolidation, stock rights offering, liquidation, statutory share exchange or similar event affecting CytoSorbents Corporation (each, a “Corporate Event”), the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation:

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➢	the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion,

➢	the substitution of securities or other property (including, without limitation, cash or other securities of CytoSorbents Corporation and securities of entities other than CytoSorbents Corporation) for the Shares subject to outstanding Awards, and

➢	the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).

For purposes of any cancellation or exchange pursuant to the first bullet above in the case of a Corporate Event with respect to which stockholders of CytoSorbents Corporation receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a stock option or stock appreciation right shall for such purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Event over the purchase price or base price of such stock option or stock appreciation right shall conclusively be deemed valid. Additionally, any stock option or stock appreciation right may be cancelled for no consideration upon a Corporate Event if its purchase price or base price does not exceed the value of the consideration being paid for each Share pursuant to such Corporate Event.

May the performance goals under my Award be adjusted for extraordinary events?

The Administrator may, in its discretion, adjust the performance goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in CytoSorbents Corporation’s consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other CytoSorbents Corporation filings with the SEC; provided, however, that, except in connection with death, disability or a change in control of CytoSorbents Corporation, no such adjustment may be made if the effect would be to cause an Award that is intended to be a Qualified Performance-Based Award to no longer constitute a Qualified Performance-Based Award. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of CytoSorbents Corporation or the applicable subsidiary, business segment or other operational unit of CytoSorbents Corporation or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the performance goals to be unsuitable, the Administrator may modify such performance goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable; provided, however, that, except in connection with death, disability or a change in control of CytoSorbents Corporation, no such modification shall be made if the effect would be to cause an Award that is intended to be a Qualified Performance-Based Award to no longer constitute a Qualified Performance-Based Award.

What happens to my Award if CytoSorbents Corporation dissolves or liquidates?

Unless the Administrator determines otherwise, all Awards outstanding under the Plan will terminate upon the dissolution or liquidation of CytoSorbents Corporation.

What is a change in control of CytoSorbents Corporation?

Under the terms of the Plan, a change in control is generally defined as (i) any acquisition by a person or entity of more than more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of CytoSorbents Corporation, with certain exceptions, (ii) a contested change in the majority of the Board members; (iii) any acquisition by a person or persons acting as a group of ownership of stock of CytoSorbents Corporation possessing 35% or more of the total voting power of the stock of CytoSorbents Corporation; or (iv) any acquisition by a person or entity of more than 60% of the total gross fair market value of all of the assets of CytoSorbents Corporation. Refer to the Plan for a more precise definition of the circumstances that constitute a change in control of CytoSorbents Corporation.

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What happens to my Award if there is a change in control of CytoSorbents Corporation?

Termination of Awards. If any transaction results in a change in control of CytoSorbents Corporation, then except as otherwise may be provided in an Award Agreement, outstanding Awards under the Plan will terminate when such transaction becomes effective unless provision is made in connection with the transaction by the surviving or successor entity or a parent of such entity for outstanding Awards to be continued or assumed or for equivalent Awards to be substituted. With respect to outstanding Awards that will terminate in this manner:

➢	the outstanding stock options and stock appreciation rights will, immediately before the effective time of the change in control, become fully exercisable and the holders of such Awards will be permitted, immediately before the change in control, to exercise the Awards;

➢	the outstanding Shares of restricted stock the vesting or restrictions on which are then solely time-based and not subject to achievement of performance goals will, immediately before the effective time of the change in control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture;

➢	the outstanding Shares of restricted stock the vesting or restrictions on which are then subject to and pending achievement of performance goals will, immediately before the effective time of the change in control and unless the Award Agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a change in control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable Award Agreement;

➢	the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of performance goals will, immediately before the effective time of the change in control, become fully earned and vested and shall be settled in cash or Shares (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the Shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and

➢	the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then subject to and pending achievement of performance goals will, immediately before the effective time of the change in control and unless the Award Agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a change in control, become vested and earned in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable Award Agreement and will be settled in cash or Shares (consistent with the terms of the Award Agreement after taking into account the effect of the change in control transaction on the Shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.

Implementation of the provisions of the immediately foregoing sentence will be conditioned upon consummation of the change in control, not merely the approval of the transaction by our Board or the Company’s stockholders.

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Section 409A Savings Clause. Notwithstanding the foregoing, if any Award is considered a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the provisions described above shall apply to such Award only to the extent that their application would not result in the imposition of any tax or interest or the inclusion of any amount in income under Section 409A of the Code.

OTHER INFORMATION CONCERNING THE PLAN AND AWARDS

Under which laws will my Award Agreement be interpreted?

The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable United States federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

Is my Award subject to recoupment?

Except as otherwise provided by the Administrator, Awards granted under the Plan are subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by our Board or its Compensation Committee with respect to the recoupment, recovery or clawback of compensation (collectively, the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which we may recover from current and former participants any amounts paid or Shares issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of any securities exchange or market on which Shares are listed or admitted for trading, as determined by the Administrator in its sole discretion.

Is my Award subject to forfeiture?

Your Award Agreement sets forth the conditions under which your Award may be forfeited. In general, unless the Award Agreement specifies otherwise, your unvested Awards are forfeited when your employment with us terminates, and the period within which you may exercise vested Awards following termination of employment is limited.

May my Award be amended?

Subject to certain restrictions specified in the Plan, the Administrator may unilaterally amend the terms of any Award granted under the Plan, but no such amendment shall materially impair your rights with respect to an Award without your consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable rule of any securities exchange on which our Shares are listed or admitted for trading, or to prevent adverse tax or accounting consequences for you or the Company or any of its affiliates. For purposes of the foregoing sentence, an amendment to an Award that results in a change in the tax consequences of the Award to the participant shall not be considered to be a material impairment of the rights of the participant and shall not require the participant’s consent.

How do securities laws and stock exchange rules affect my Award?

The obligation of the Company to sell or deliver Shares with respect to any Award granted under the Plan is subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Shares under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or federal, state or foreign (non-United States) securities laws, the right to exercise an Award or receive Shares pursuant to an Award will be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Shares under the Plan would or may violate the rules of any exchange on which the Company’s securities are then listed for trade, the right to exercise an Award or receive Shares pursuant to an Award will be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of the Company’s equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

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Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no such Award shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such person are acquired for investment only and not with a view to distribution and that such person will not dispose of the Shares so acquired in violation of federal, state or foreign (non-United States) securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Shares in compliance with applicable federal, state or (non-United States) securities laws.

Does receiving an Award ensure that my employment with the Company will continue until my Award vests?

Nothing in the Plan or in any Award Agreement confers any right on an individual to continue in the service of the Company or any affiliate or interferes in any way with the right of the Company or any affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan. No person, even though deemed an Eligible Individual, shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant. To the extent that an Eligible Individual who is an employee of a subsidiary of CytoSorbents Corporation receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that CytoSorbents Corporation is the participant’s employer or that the participant has an employment relationship with CytoSorbents Corporation.

If I have been granted an Award, am I likely to be granted additional Awards in the future?

The grant of an Award is a one-time benefit that does not create any contractual or other right to receive future Awards or compensation in lieu of Awards, even if you have been granted Awards repeatedly in the past.

How does my Award affect my other compensation and benefits from the Company?

Awards are special incentive payments to the participant and are not taken into account in computing the amount of salary or compensation of the participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of the Company or any affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) the Company or any affiliate and (ii) the participant, except as such plan or agreement shall otherwise expressly provide.

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What is the duration of the Plan?

The Plan became effective on October 20, 2014. It will remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no Shares approved for issuance under the Plan remain available to be granted under new Awards or (b) October 19, 2024. No Awards may be granted under the Plan after such termination date.

Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before October 19, 2024, or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

May the Plan be amended, altered or discontinued?

The Board or the Compensation Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation may be made which would materially impair the rights of a participant with respect to a previously granted Award without such participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which our Shares are listed or admitted for trading or to prevent adverse tax or accounting consequences to the Company or the participant.

Notwithstanding the foregoing, no such amendment may be made without the approval of the Company’s stockholders to the extent such amendment would:

➢	materially increase the benefits accruing to participants under the Plan,

➢	materially increase the number of Shares which may be issued under the Plan or to a participant,

➢	materially expand the eligibility for participation in the Plan,

➢	eliminate or modify the prohibition on repricing of stock options and stock appreciation rights,

➢	lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or

➢	modify the prohibition on the issuance of reload or replenishment options.

Except as otherwise determined by the Board or Compensation Committee, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan prior to the date of such termination.

RESTRICTIONS ON RESALE

Are there restrictions on reselling Shares acquired under the Plan?

All participants must comply with the Company’s Code of Ethics and Insider Trading Policy when selling or otherwise disposing of Shares. Copies of the Code of Ethics and Insider Trading Policy are available by contacting the Company’s Secretary at CytoSorbents Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852 or by telephone at (732) 329-8885.

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You may not use this Prospectus to resell Shares acquired pursuant to the Plan if you are an “affiliate” within the meaning of Rule 405 of the Securities Act. Rule 405, in effect, defines “affiliate” as a person who “directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with” CytoSorbents Corporation. Ordinarily, this concept only extends to an executive officer, director, or substantial stockholder (5% or more) of CytoSorbents Corporation.

Non-affiliates may freely re-sell to the public any Share acquired under the Plan pursuant to this Prospectus. Affiliates, however, may only re-sell under a separate registration statement and prospectus (which we have no present intention of filing) or, assuming the availability thereof, under Rule 144 of the Securities Act or another applicable exemption from registration. Rule 144 contains a number of conditions to its availability, including a requirement that CytoSorbents Corporation has filed all reports required by the Exchange Act, a limitation on the number of Shares that may be sold in any given period of time and the manner of such sale, and a requirement that a Form 144 be filed at the time an order to sell is placed. The holding period imposed by Rule 144 with respect to “restricted securities” does not apply to any sale of Shares acquired pursuant to the Plan, however.

Are there risks of liability when transacting in Shares acquired under the Plan?

Award holders who are executive officers or directors of the Company are subject to the reporting and short-swing profits liability provisions of Section 16 of the Exchange Act. Consequently, if you are an executive officer or director of the Company, you should be aware that reporting obligations may arise as a result of the grant or settlement of your Awards and that any purchase and sale (or deemed purchase and sale) at a profit within six months of each other may present a risk of liability under Section 16(b). In order to ensure compliance with these rules, you should consult with counsel prior to effecting any transactions involving the purchase and sale (or the deemed purchase or sale) of Shares or a derivative security related to our Shares.

MATTERS INCORPORATED BY REFERENCE

What information is incorporated into this Prospectus by reference?

CytoSorbents Corporation is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. The following documents filed by us with the SEC are incorporated by reference into, and made a part of, this Prospectus:

(a) CytoSorbents Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 31, 2014;

(b) All other reports filed by CytoSorbents Corporation pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2013; and

(c) The description of the CytoSorbents Corporation’s Shares contained in the Registration Statement on Form 8-A12G filed with the SEC on November 22, 2004.

In addition to the foregoing, all documents subsequently filed by CytoSorbents Corporation under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (before the filing of a post-effective amendment to the registration statement of which this Prospectus forms a part that indicates that all securities offered pursuant to this Prospectus have been issued or that deregisters all securities then remaining under this Prospectus) shall be deemed to be incorporated by reference into, and to be a part of, this Prospectus from the date of filing of such documents.

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How may I get hard copies of the information that is incorporated into this Prospectus by reference?

A copy of all materials incorporated by reference into this Prospectus (not including exhibits to such materials, unless such exhibits are specifically incorporated by reference in this Prospectus) will be furnished without charge to any participant requesting them. Requests should be made to the Company’s Secretary at CytoSorbents Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852 or by telephone at (732) 329-8885. Upon request we will also furnish without charge a copy of our latest Annual Report to Stockholders.

ADDITIONAL INFORMATION

Where can I get additional information on CytoSorbents Corporation?

We make available free of charge through our Internet website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. To obtain any of this information, access our website at http://www.cytosorbents.com and select Investor Relations. These SEC filings also are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

How may I get hard copies of documents about CytoSorbents Corporation, the Plan or my Awards that have been made available to me electronically?

This Prospectus and certain documents incorporated by reference herein (including our Annual Report to Stockholders and proxy statement), as well as all documents related to Awards issued under the Plan, may be made available electronically on the Web, by posting on the Company’s intranet, by e-mail or by such other electronic medium as the Company elects. You may receive from us a paper copy of any documents delivered electronically, at no cost to you, by contacting the Company’s Secretary at CytoSorbents Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852 or by telephone at (732) 329-8885.

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